                                                                    Exhibit 99.4

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


 ($ In Millions Except Per Share Data)
                                                 Quarters ended
                                                    March 31,
                                               -------------------
                                                1997         1996
                                                ----         ----
 Revenues                                       $906         $889
                                                ----         ----
 Operating expenses
  Way and structures                             124          140
  Equipment                                      202          219
  Transportation                                 354          362
  General and administrative                     110           99
                                                ----         ----
     Total operating expenses                    790          820
                                                ----         ----
 Income from operations                          116           69
 Interest expense                                (45)         (47)
 Other income, net                                27           28
                                                ----         ----
 Income before income taxes                       98           50
 Income taxes                                     37           19
                                                ----         ----
 Net income                                     $ 61         $ 31
                                                ====         ====


 Net income per common share
   Primary                                     $ .74        $ .36
   Fully diluted                                 .70          .35
 Dividends per common share                    $.475        $.425
 Weighted average number of shares used in
 computing earnings per share (thousands)
   Primary                                    80,025       78,002
   Fully diluted                              86,842       87,759
 Ratio of earnings to fixed charges             2.52x        1.75x

 See accompanying notes.

                             CONRAIL INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

   ($ In Millions)                           March 31,     December 31,
                                               1997            1996
                                             ---------     ------------
        ASSETS
   Current assets
     Cash and cash equivalents               $   32          $   30
     Accounts receivable                        662             630
     Deferred tax assets                        293             293
     Material and supplies                      141             139
     Other current assets                        34              25
                                             ------          ------
         Total current assets                 1,162           1,117
   Property and equipment, net                6,599           6,590
   Other assets                                 709             695
                                             ------          ------
         Total assets                        $8,470          $8,402
                                             ======          ======


       LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
     Short-term borrowings                   $   65          $   99
     Current maturities of long-term debt        82             130
     Accounts payable                           148             135
     Wages and employee benefits                167             143
     Casualty reserves                          140             141
     Accrued and other current liabilities      476             444
                                             ------          ------
         Total current liabilities            1,078           1,092
   Long-term debt                             1,889           1,876
   Casualty reserves                            195             190
   Deferred income taxes                      1,520           1,478
   Special income tax obligation                330             346
   Other liabilities                            306             313
                                             ------          ------
         Total liabilities                    5,318           5,295
                                             ------          ------
   Stockholders' equity
     Series A ESOP convertible junior
      preferred stock                           183             211
     Unearned ESOP compensation                (221)           (222)
     Common stock                                89              88
     Additional paid-in capital               2,430           2,404
     Employee benefits trust                   (357)           (384)
     Retained earnings                        1,376           1,357
                                             ------          ------
                                              3,500           3,454
     Treasury stock                            (348)           (347)
                                             ------          ------
         Total stockholders' equity           3,152           3,107
                                             ------          ------
         Total liabilities and
          stockholders' equity               $8,470          $8,402
                                             ======          ======




   See accompanying notes.




                             CONRAIL INC.

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (Unaudited)



                                                  ($ In Millions)
                                                   Quarters ended
                                                       March 31,
                                                 ------------------
                                                   1997       1996
                                                  -----       ----

 Cash flows from operating activities             $ 170      $ 121
                                                  -----      -----

 Cash flows from investing activities
 Property and equipment acquisitions                (41)       (18)
 Other                                               (4)       (16)
                                                  -----      -----

     Net cash used in investing activities          (45)       (34)
                                                  -----      -----

 Cash flows from financing activities
 Net proceeds from (repayment of)
   short-term borrowings                            (34)        45
 Payment of long-term debt                          (63)       (97)
 Repurchase of common stock                           -        (41)
 Dividends paid on common stock                     (40)       (35)
 Dividends paid on preferred stock                   (3)       (10)
 Other                                               17          5
                                                  -----      -----

     Net cash used in financing activities         (123)      (133)
                                                  -----      -----

 Increase (decrease) in cash and cash equivalents     2        (46)

 Cash and cash equivalents
   Beginning of period                               30         73
                                                  -----      -----

   End of period                                  $  32      $  27
                                                  =====      =====




 See accompanying notes.

                              CONRAIL INC.
          NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               (Unaudited)


      1. The unaudited financial statements contained herein present the consolidated financial position of Conrail Inc. (the "Company") as of March 31, 1997 and December 31, 1996, and the consolidated results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results for the interim periods included.

     The rules and regulations of the Securities and Exchange Commission permit certain information and footnote disclosures, ordinarily required by generally accepted accounting principles, to be condensed or omitted from interim financial reports. Accordingly, the financial statements included herein should be read in conjunction with the audited financial statements and notes for the year ended December 31, 1996, presented in the Company's Annual Report on Form 10-K.

      2. In January 1997, Consolidated Rail Corporation ("CRC") assumed $31 million of Equipment Trust Certificates, at an interest rate of 8.31%, due 2012, to finance the lease buyout of 20 locomotives from Locomotive Management Services, a general partnership of which CRC holds a fifty percent interest.

     3. Effective April 1, 1997, the Company's Board of Directors authorized the vesting of all stock options and performance shares outstanding in connection with the proposed acquisition of the Company by CSX Corporation and Norfolk Southern Corporation. The vesting of the performance shares will result in an $18 million charge to operating expenses in April 1997, while the vesting of stock options will not have an income statement effect.

     4. During February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), which establishes new standards for computing and presenting earnings per share ("EPS"). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure. This Statement is effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. The EPS included in the Company's financial statements is computed in accordance with APB Opinion No. 15, "Earnings per Share". However, had the Company adopted the provisions of SFAS 128 in the first quarter of 1997, basic EPS and diluted EPS would be approximately the same as the current computations of primary EPS and fully diluted EPS, respectively, included in the Company's financial statements.

     5. Information regarding contingent liabilities and litigation was included in Note 13 to Consolidated Financial Statements and Part I, Item 3 - Legal Proceedings in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. There have been no material developments with respect to these matters during the first three months of 1997, except as disclosed in the Annual Report on Form 10-K or elsewhere herein.

                     REPORT OF INDEPENDENT ACCOUNTANTS


    The Stockholders and Board of Directors of
    Conrail Inc.

    We have reviewed the accompanying condensed consolidated balance sheet of Conrail Inc. and its subsidiaries (the "Company") as of March 31, 1997 and the related condensed consolidated statements of income and cash flows for the three months ended March 31, 1997 and March 31, 1996. This financial information is the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in conformity with generally accepted accounting principles.

    We previously audited in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1996, and the related consolidated statements of income, of stockholders' equity and of cash flows for the year then ended (not presented herein), and in our report dated January 21, 1997, except as to Note 2 to the consolidated financial statements, which is as of March 7, 1997, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1996, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.




    /s/ PRICE WATERHOUSE LLP
    Thirty South Seventeenth Street
    Philadelphia, PA 19103

    April 16, 1997